Asset Purchase Agreement

THIS AGREEMENT made as of October 2, 2011, between ProValue Automotive Corporation, (the “Buyer”) and ProValue Parts, LLC (the “Seller”)

IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                   Purchase of Assets. The Buyer agrees to purchase from the Seller and the Seller agrees to sell to the Buyer all of the undertaking, property and assets of the Seller used in the Seller's automotive parts and supply business (the “Business”) as a going concern, of every kind and description and wherever situated, including but not limited to all furniture, fixtures, equipment, inventory, accounts receivable, contracts or accounts, cash on hand, trademarks, trade names and other intellectual property, websites or domain names, all goodwill and any and all other assets of any kind or nature, tangible or intangible, fixed or contingent. Additionally, Buyer shall assume all trade payables of Seller, and shall assume the indebtedness due to Douglas Nagel in the amount of $175,000.

2.                   Purchase Price. The purchase price (the “Purchase Price”) payable by the Buyer to the Seller for the Assets shall be determined based upon the value of the shares of Buyer once Buyer becomes publicly traded. Buyer is a newly formed entity and will have, upon the closing of this transaction and a private financing, a total of twenty one million (21,000,000) shares issued and outstanding. Five million (5,000,000) of those shares have already been purchased by initial bridge investors. Buyer intends to raise up to $1 million by a private sale of it’s shares at 10 cents per share, therefore it may issue up to ten million (10,000,000) shares for said financing. Once Buyer closes that private sale, however many shares out of the total twenty one million (21,000,000) shares are remaining shall be issued to Seller. All money raised by Buyer, either through the bridge financing or the private sale, shall be delivered to Seller as a part of the purchase price, less reasonable legal, accounting and other costs associated with Buyer going public by direct registration. The shares issued to seller shall be restricted shares, and shall not have registration rights, or otherwise be sold for a period of at least 12 months following the initial trading of Buyer’s stock on the OTCBB or other exchange.

3.                   Payment of Purchase Price. The Purchase Price shall be paid and satisfied at Closing by the Buyer by delivery of all case raised by Buyer, either through the bridge financing or private sale, less the reasonable retained costs for going public, plus the amount of shares as determined by the above stated formula once the Buyer has closed the private financing.

4.                   Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets according to an allocation which the parties undertake settle upon, acting reasonably, prior to Closing. The Seller and the Buyer agree that the amounts so attributed to the Assets are the respective fair market values thereof, and shall file in mutually agreeable form all elections required or desirable under the Internal Revenue Code of 1986, as amended in respect of the foregoing allocations.

5.                   Closing Date. Time shall be of the essence of this Agreement. The closing of this transaction shall take place on October 3, 2011, however, payment to Seller of the cash and shares representing the purchase price shall occur prior and subsequent to said closing date until the final purchase price has been paid.

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6.                   Insurance. The Seller shall, up to Closing maintain in force all insurance presently in force on the Assets or in respect of the Business. Any proceeds of insurance payable in respect of any event which occurs on or prior to the Closing Date shall be received in trust for the Buyer and shall promptly be paid over to the Buyer at Closing if the Buyer shall complete the purchase of the Assets, failing which the Seller shall be absolutely entitled to such proceeds. The Buyer acknowledges that it will be responsible for placing its own insurance in respect to the Assets and Business at or before Closing if the Seller’s insurance is not transferred to the Buyer on Closing if the Seller’s insurance is not transferred to the Buyer on Closing.

7.                   Normal Course of Business. After the date of this Agreement, the Seller shall cause the Business to be carried on in the normal course of business.

8.                   Lease of Business Premises. Within five (5) days after the date of this Agreement, the Seller shall deliver to the Buyer a copy of the lease of the premises of the Business. On or before Closing, the Seller agrees to obtain the landlord’s consent to an assignment of such lease to the Buyer. On or before Closing, the Seller and the Buyer agree to execute an assignment of the Seller’s interest in the lease to the Buyer.

9.                   Third Party Consents. The Seller shall use its best efforts to obtain consents of all requisite parties to the assignment of contracts forming part of the Assets; and the Seller shall pay the cost of soliciting such consents. The Buyer will cooperate in obtaining such consents.

10.                Representations and Warranties. The Seller represents and warrants to the Buyer as follows:

(a)                 The Seller is not and will not be a non-resident alien within the meaning of the Internal Revenue Code of 1986, as amended.

(b)                 All financial statements provided to the Buyer have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly the financial position of the Business as at the date thereof and include and disclose the material liabilities (either actual, accrued or contingent and whether direct or indirect) of the Business as of such date.

(c)                 The Business is not now, nor at Closing will be bound by any agreement whether written or oral with any employee providing for a specified period of notice of termination nor providing for any fixed term of employment; and has now and at Closing will have no employees who cannot be dismissed upon such notice as is required by statutory or common law;

(d)                 The Business will not, at Closing be bound by any outstanding contract or commitment which requires prior approval of the assignment thereof by the Seller to the Buyer resulting from the consummation of the transactions provided for herein, unless such consent is obtained and provided to the Buyer on Closing.

(e)                 The Seller now has and at Closing will have a good and marketable title to the Assets, free and clear of any and all claims, liens, encumbrances and security interests whatsoever.

(f)                  The Business is not now and at Closing will not be in arrears or in default in respect of the filing of any required state, local or foreign or other return, and at each of such times (i) all taxes, filing fees and other assessments due and payable or collectable from the Business shall have been paid or collected, (ii) no claim for additional taxes, filing fees or other amounts and assessments has been made which has not been paid, and (iii) to the best of the Seller’s knowledge, no such return shall have contained any misstatement or concealed any statement that should have been included therein. The Business has withheld and will withhold up to Closing from each payment made to any employee the amount of all taxes (including but not limited to income tax) and other deductions required to be withheld therefrom and have paid or will pay such amounts to the proper tax or other receiving authority.

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The representations and warranties of the Seller contained herein shall survive the Closing and shall continue in full force and effect for the benefit of the Buyer for a period of three years following the Closing Date after which time the Seller shall be released from all obligations and liabilities hereunder in respect of such representations and warranties except with respect to any claims made by the Buyer in writing prior to the expiration of such period.

11.                Closing Deliveries. At Closing, the parties shall deliver the following, in addition to any other documents, agreements or deliverables required or provided by this Agreement:

(a)                 the Seller shall deliver to the Buyer:

(i)                   possession of the Assets;

(ii)                 a bill of sale conveying the Assets to the Buyer;

(iii)                a Certificate certifying that all representations and warranties contained in this Agreement are true and correct in all material respects as of the Closing Date;

(iv)               all other instruments, assurances, transfers, assignments, consents, elections (and supporting materials) under the Internal Revenue Code of 1986, as amended, and other documents as the Buyer’s attornies consider reasonably necessary or desirable to validly and effectively complete the transfer the Assets to the Buyer; and

(b)                 the Buyer shall deliver to the Seller:

(i)                   the balance of the Purchase Price payable on Closing; and

(ii)                 all other instruments, assurances and documents as the Seller’s attornies consider reasonably necessary or desirable to validly and effectively complete this transaction.

12.                Bulk Sales Compliance. The Seller shall comply with applicable bulk sales legislation.

13.                General.

(a)                 Schedules and other documents attached or referred to in this Agreement are an integral part of this Agreement.

(b)                 The division of this Agreement into paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

(c)                 This Agreement constitutes the entire agreement among the parties and except as herein stated and in the instruments and documents to be executed and delivered pursuant hereto, contains all of the representations and warranties of the respective parties. There are no oral representations or warranties amount the parties of any kind. This Agreement may not be amended or modified in any respect except by written instrument signed by both parties.

(d)                 This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

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(e)                 Any notice required or permitted to be given hereunder shall be in writing and shall be effectively given if (i) delivered personally, (ii) sent by prepaid courier service or mail, or (iii) sent prepaid by facsimile, telex or other similar means of electronic communication (confirmed on the same or following day by prepaid mail) addressed to the recipient at the address of the recipient noted above. Any notice so given shall be deemed conclusively to have been received when so personally delivered or sent by telex, facsimile or other electronic communication or on the second day following the sending thereof by private courier or mail. Any party hereto or others mentioned above may change any particulars of its address for notice by notice to the others in the manner aforesaid.

(f)                  This Agreement shall ensure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above mentioned.

/s/ Paula Bausman	/s/ Scott Bruno
Witness	Scott Bruno, President, ProValue Automotive Corporation

________________	/s/ Dan Valladao
Witness	Dan Valladao, President, General Automotive Company, Inc.

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